UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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AMC ENTERTAINMENT HOLDINGS, INC.
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April 1, 2021

Dear Fellow AMC Shareholders,

The Board of Directors (the “Board”) and management team of AMC Entertainment Holdings, Inc. thank you for your continued support and enthusiasm for our company. As fellow shareholders, we are entirely committed to growing our business for the shareholders who are rooting for our success, certainly not to those who would seek to profit from our demise.

As we emerge from the impact of COVID-19, we believe it is important to preserve AMC’s strategic flexibility to rebuild our business, bolster liquidity, grow and create shareholder value. The Board is asking for your vote “FOR” approval of an amendment to our charter to increase the total number of shares of AMC’s Class A Common Stock for the Company (Proposal 1). The Board and management team fully support this proposal and intend to vote FOR this proposal.

Without your approval of Proposal 1, our ability to raise incremental liquidity, grow and prosper could be adversely affected and shareholder value could subsequently be negatively impacted.

Like You, We Only Want to See AMC Succeed, and That Is Why We Are Seeking Your

Assistance by Voting “FOR” Proposal 1.

AMC Is Well-Positioned to Benefit from the COVID-19 Recovery.

AMC has survived the COVID-19 pandemic that dramatically impacted our industry in 2020 and continues to do so. We believe we are poised to experience substantial growth as movie-goers emerge from being confined to their homes for more than a year. COVID-19-related statistics in the U.S. continue to improve, and vaccination distribution programs are making great progress, with nearly 30% of the U.S. population having received at least one vaccination shot.

Currently, 99% of our U.S. theatres are open, including our largest markets in New York City and Los Angeles, and our research indicates that there is substantial pent up demand to return to theatres and experience movies on the big screen—as they were intended to be seen. Importantly, we are excited about the incredible film slate that our studio partners have lined up, with at least one new blockbuster title expected to be released every week during the second half of 2021.

At the same time, as we have recently disclosed, we will continue to face significant challenges, including those associated with our high leverage, cash spend on fixed and other costs and the need for attendance levels to materially increase from their current low levels. We need the ability to navigate these risks, and our ability to do so will meaningfully influence the value of our common stock. Although our existing authorized capital will allow us to raise some additional capital in the short term to bolster liquidity, the failure to authorize additional shares will hamper our ability to respond to challenges, rebuild our business, bolster liquidity if necessary, grow and create shareholder value.

We urge you to approve an increase to our authorized share capital, thus enhancing AMC’s ability to rebuild our business, bolster liquidity if necessary, grow and create shareholder value as we emerge from the impact of COVID-19.

The Board is seeking to increase the number of authorized shares to provide a long-term benefit for our shareholders. We are requesting this approval because we firmly believe it is in the best interests of our shareholders—after all, our Board and management team are all shareholders and are incentivized to maximize shareholder value. We intend to use the increased authorized shares only to the extent that they can be used to benefit our shareholders.

The increased authorized share capital will give us the option to pursue value accretive strategic options for our shareholders that might include any of the following:

•	Debt Reduction and Bolstering of Liquidity - Opportunities could exist to use equity to buy back debt on the open market or redeem debt, or to swap debt for equity, potentially at a discount to the face value of the debt (which would be especially beneficial to our shareholders). By reducing our debt, we would also reduce the interest costs associated with such debt, which would in turn free up capital to invest in growth opportunities that can create value for our shareholders. Our high leverage also creates risk to the value of our equity. With our high leverage, it is essential that we maintain the flexibility to increase our liquidity.

•	Lease Negotiations – An increase in authorized shares would allow AMC to potentially use equity as a component of our negotiations with landlords, to further amend lease terms for the benefit of our shareholders, thereby increasing shareholder value.

•	Pursue attractive growth or business development opportunities – An increase in authorized share capital would allow AMC to raise additional capital where we find value accretive opportunities, thereby increasing shareholder value. Additional capital raised could take the form of issuing additional equity, convertible debt or other hybrid financial instruments. Value accretive opportunities could also be pursued through the use of our equity as currency. However, it is important to note that we would only pursue these opportunities to the extent that they create value for our shareholders.

To be clear, any decision to issue additional shares will be based only on the belief that such action will serve to create or protect long term value for our shareholders.

For the reasons described above a failure to approve an increase in authorized share capital could have a negative impact on long term shareholder value.

YOUR VOTE “FOR” PROPOSAL 1 IS CRITICAL

For more than 100 years, AMC has delighted movie-goers with an unparalleled theatrical experience. Since 1920, AMC has been at the forefront of theatrical exhibition innovation, introducing many of the amenities that have become industry standards and developing a reputation as an industry leader and an iconic destination for movie-goers.

We urge you to vote “FOR” Proposal 1 – an amendment to our charter to increase the total number of shares of AMC’s Class A Common Stock the Company can issue by 500,000,000 shares to a total of 1,024,173,073 shares of Class A Common Stock at our upcoming Annual Meeting to be held on May 4, 2021. You will be able to vote online or by proxy, or in person as described in more detail in our definitive proxy statement filed with the SEC on March 19, 2021.

If you have already submitted a proxy, you may change your vote prior to the Annual Meeting by voting again using the same materials. Only your latest dated vote counts.

If you have already submitted a proxy by telephone or over the Internet and you would like to change your vote, please call our proxy solicitor, D.F. King & Co., Inc., at (800) 249-7120, or click on the original voting link you used to submit your vote from the email you received with the proxy materials (if you hold at Robinhood, look for an email from Proxydocs.com, and for all other shareholders, check for an email from Proxyvote.com). You can also email D.F. King & Co., Inc. at AMC@dfking.com.

On behalf of the entire AMC team, I want to thank you for your continued support and confidence during these challenging times.

Sincerely,

Kevin M. Connor

Senior Vice President, General Counsel & Secretary

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the Annual Meeting of stockholders (the “Annual Meeting”) of AMC Entertainment Holdings, Inc. (“AMC” or the “Company”). This communication does not constitute a solicitation of any vote or approval. In connection with the Annual Meeting, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the business to be conducted at the Annual Meeting. The Company may also file other documents with the SEC regarding the business to be conducted at the Annual Meeting. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING.

Stockholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website at www.investor.amctheatres.com copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the business to be conducted at the Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 12, 2021 (the “2021 Form 10-K”). To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s 2021 Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, future attendance levels and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from thoseexpressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result in AMC seeking an in-court or out-of-court restructuring of its liabilities; the potential impact of AMC’s existing or potential lease defaults; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; the manner, timing and amount of benefit AMC receives under the CARES Act or other applicable governmental benefits and support; the impact of impairment losses; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in the Company’s 2021 Form 10-K filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.